Exhibit 99.1

FOR IMMEDIATE RELEASE

TENET HEALTHCARE BOARD OF DIRECTORS UNANIMOUSLY REJECTS REVISED

UNSOLICITED PROPOSAL FROM COMMUNITY HEALTH SYSTEMS

DALLAS – April 22, 2011 – Tenet Healthcare Corporation (NYSE: THC) today announced that its Board of Directors, after consulting with its independent financial and legal advisors, has unanimously determined that the revised proposal from Community Health Systems, Inc. (NYSE: CYH) to acquire all of the outstanding shares of Tenet for $6.00 per share in cash grossly undervalues the Company and is not in the best interests of Tenet or its shareholders. Tenet noted that Community Health is proposing to acquire the Company for the same price it proposed on November 12, 2010; a price that the Tenet Board unanimously rejected. The Tenet Board continues to believe that the Community Health proposal grossly undervalues Tenet and fails to reflect Tenet’s prospects for continued growth and shareholder value creation.

Trevor Fetter, President and CEO of Tenet, said: “Community Health’s proposal continues to undervalue Tenet. Since Community Health’s original $6.00 per share proposal was made, Tenet has demonstrated improving business trends, including the best fourth quarter results in seven years. In addition, industry fundamentals are improving, and Tenet’s Outlook for 2011 and longer-term financial performance reflects strong growth.”

Edward A. Kangas, non-Executive Chairman of Tenet’s Board of Directors, and former Global Chairman and Chief Executive Officer of Deloitte, added: “Tenet has a highly qualified Board that is entirely independent with the sole exception of our CEO. The Board takes its responsibility to shareholders very seriously. Our response to Community Health’s two proposals has been thoroughly and thoughtfully considered.”

Tenet today sent the following letter to Wayne T. Smith, Chairman, President and CEO of Community Health:

April 22, 2011

Wayne T. Smith

Chairman of the Board, President and CEO

Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, TN 37067

Dear Wayne:

We are in receipt of Community Health’s proposal, dated April 18, 2011, to acquire all of the outstanding shares of Tenet for $6.00 per share in cash, which is the same price that Community Health previously proposed on November 12, 2010. After consulting with its independent financial and legal advisors, Tenet’s Board has unanimously determined that the revised proposal from Community Health grossly undervalues the Company and is not in the best interests of Tenet or its shareholders.

It has been more than five months since Community Health made its original proposal of $6.00 per share. Since that time, it is widely acknowledged by industry experts and shareholders that the Community Health proposal substantially undervalues Tenet. In addition, during this period, investors have recognized the improved prospects of the hospital industry, as evidenced by increases in stock prices and valuation multiples.

As we reviewed the revised $6.00 per share proposal, we could not ignore the concerns regarding disclosure and regulatory compliance that we raised in the lawsuit Tenet filed against Community Health on April 11. Since filing that suit, a decision our Board did not take lightly, we have grown even more concerned. Although Community Health characterized our claims as “baseless” in its press release of April 11, Community Health subsequently disclosed that the Office of the Inspector General of the U.S. Department of Health and Human Services issued a subpoena in March 2011, and that this subpoena was similar in scope to one previously issued by the Attorney General of the State of Texas in November 2010.

Our Board must consider questions around the sustainability of Community Health’s business practices and the manner in which Community Health deals with acquired hospitals, as they squarely impact its ability to complete any transaction. As part of our Board’s consideration, we received presentations from our advisors about the feasibility of completing a transaction in this environment. Based on that analysis, we have serious concerns about Community Health’s ability to consummate the current proposal, let alone a proposal at a value our Board would consider as a basis for entering into discussions.

Tenet’s Board places the utmost importance on its fiduciary duties to its shareholders. We have never been opposed to a sale, but the Company is not for sale at a price that fails to remotely reflect the value inherent in its business.

Very truly yours,

/s/ Trevor Fetter	/s/ Edward A. Kangas
Trevor Fetter	Edward A. Kangas
President and CEO	Chairman of the Board

Cc:

The Board of Directors of Community Health

Rachel A. Seifert, Executive Vice President, Secretary and General Counsel

As previously announced, Tenet plans to announce results for its first quarter ended March 31, 2011 before the market opens on Tuesday, May 3, 2011 and the Company will host a conference call on May 3, 2011 at 10:00 a.m. Eastern Time for management to discuss the results via a live audio webcast accessible through the Company’s Web site at www.tenethealth.com/investors.

Barclays Capital is acting as financial advisor to Tenet and Gibson, Dunn & Crutcher LLP and Debevoise & Plimpton LLP are acting as Tenet’s legal counsel.

About Tenet Healthcare Corporation

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related healthcare facilities are committed to providing high quality care to patients in the communities they serve. For more information, please visit www.tenethealth.com.

ADDITIONAL INFORMATION

Tenet Healthcare Corporation (“Tenet”) will file with the Securities and Exchange Commission (“SEC”) a proxy statement, accompanied by a WHITE proxy card, in connection with its 2011 annual meeting of shareholders. Any definitive proxy statement will be mailed to shareholders of Tenet. INVESTORS AND SHAREHOLDERS OF TENET ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of these documents (when available) and other documents filed with the SEC by Tenet through the website maintained by the SEC at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS

Tenet and certain of its respective directors and executive officers are deemed to be participants under the rules of the SEC. Information regarding these participants is contained in a filing under Rule 14a-12 filed by Tenet with the SEC on January 7, 2011. This filing and other documents can be obtained free of charge from the source indicated above. Additional information regarding the interests of these participants in any proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC if and when they become available.

Tenet Healthcare Corporation

Media:	Investors:
Rick Black (469) 893-2647	Thomas Rice (469) 893-2522
Rick.Black@tenethealth.com	Thomas.Rice@tenethealth.com

Joele Frank / Andrew Siegel

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

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